                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

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               NOTIFICATION OF LATE FILING                      SEC FILE NUMBER
                                                                [         ]
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                                                                CUSIP NUMBER
                                                                940907108
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(CHECK ONE): |_| Form 10-K  |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
             |_| Form 10D   |_| Form N-SAR |_| Form N-CSR
             For Period Ended:  SEPTEMBER 30, 2007

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

WATER CHEF, INC.
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Full Name of Registrant

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Former Name if Applicable

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Address of Principal Executive Office (STREET AND NUMBER)
68 SOUTH SERVICE ROAD, SUITE 100
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City, State and Zip Code
MELVILLE, NY 11747

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a)   The reasons  described in  reasonable  detail in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense;

              (b)   The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form
|X|                 N-CSR, or portion thereof, will be filed on or before the
                    fifteenth calendar day following the prescribed due date;
                    or the subject quarterly report or transition report on
                    Form 10-Q or subject distribution report on Form 10-D, or
                    portion thereof, will be filed on or before the fifth
                    calendar day following the prescribed due date; and

              (c)   The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

SEC 1344 (05-06)      PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                      RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
                      CONTROL NUMBER.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

THE REGISTRANT WAS UNABLE TO FILE THE FORM 10-QSB FOR THE QUARTER ENDED
SEPTEMBER 30, 2007 (THE "REPORT") WITHOUT UNREASONABLE EFFORT OR EXPENSE DUE TO
THE RELATED DELAYS IN GATHERING INFORMATION FOR INCLUSION IN THE REPORT
ASSOCIATED THEREWITH.

                         (ATTACH EXTRA SHEETS IF NEEDED)

PART IV-- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

LESLIE KESSLER                         631                     577-7915
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          (Name)                   (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s). |X| Yes   |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|_| Yes  |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                WATER CHEF, INC.
                   Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   November 15, 2007          By: /s/ Leslie Kessler
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                                       Leslie Kessler
                                       Chief Executive Officer and President